                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Casino America, Inc. for the registration of 3,583,334 shares of its common stock and to the incorporation by reference therein of our report dated June 3, 1996, with respect to the consolidated financial statements of Casino America, Inc., and our report dated May 22, 1996, with respect to the financial statements of Louisiana Riverboat Gaming Partnership, both of which were included in Casino America, Inc.'s Annual Report on Form 10-K for the year ended April 30, 1996, filed with the Securities and Exchange Commission.


                                    ERNST & YOUNG LLP

Chicago, Illinois
July 29, 1996